Exhibit 99.1

Aditxt Provides Business Update and Files Third Quarter 2020 10-Q

Mountain View, CA, Nov. 13, 2020 -- Aditx Therapeutics, Inc. (Aditxt) (the “Company”) (Nasdaq: ADTX), a life sciences company developing biotechnologies specifically focused on improving the health of the immune system through immune monitoring and reprogramming, today provided a business update in conjunction with the filing of its Form 10-Q with the Securities and Exchange Commission.

Amro Albanna, Co-Founder and CEO of Aditxt, commented, “It’s been an exciting quarter for Aditxt that started with our successful IPO and Nasdaq listing in early July, followed several weeks later by a successful follow-on public offering. During the quarter we also added well-known industry names to our team and advisory board. Most importantly, we introduced the first application of our AditxtScore™ Monitoring platform, AditxtScore™ for COVID-19, for use in detecting antibodies against SARS-CoV-2 antigens, and for which we are awaiting a response from the U.S. Food and Drug Administration regarding the Emergency Use Authorization (EUA) application that we filed in August. As we’ve announced, we’re working hard to position the Company for commercialization of this product. We believe that Aditxt has accomplished much during its first quarter as a public company, and with cash of $13.7 million at September 30th to support the execution of our strategy, we are well positioned to achieve our goals for growth.”

For Aditxt’s complete financial results for the period ended September 30, 2020, see the Company’s quarterly report on Form 10-Q that was filed with the Securities and Exchange Commission on November 13, 2020.

About Aditx Therapeutics

Aditxt is developing technologies specifically focused on improving the health of the immune system through immune monitoring and reprogramming. The immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system. The immune reprogramming technology is currently at the pre-clinical stage and is designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. For more information, please visit: www.aditxt.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in the Company’s prospectus, dated September 1, 2020, that was filed with the Securities and Exchange Commission under File No. 333-248491, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
PCG Advisory
Jeff Ramson
Chief Executive Officer
IR@aditxt.com
646-762-4518
www.aditxt.com